Exhibit 10.3

Dated: August 7, 2006

EARN-OUT AGREEMENT

BY AND AMONG

I.	OCM LUXEMBOURG EPOF MEATS HOLDINGS SARL, a société à responsibilité limitée organized under the laws of Luxembourg (“EPOF”), with registered address of 67 Boulevard Grand-Duchesse Charlotte, L-1331 Luxembourg. EPOF is represented by Mr. Justin Bickle, with professional address at 27 Knightsbridge, London SW1X 7LY, United Kingdom, and holder of passport number UK 302256106, in his capacity as Director and (ii) Mr. Jean Fell, with professional address at 65, boulevard Grande Duchesse Charlotte, L-1331 Luxembourg, and holder of identity card number 734040612592, in his Capacity as Director.

II.	OCM LUXEMBOURG OPPS MEATS HOLDINGS SARL, a société à responsibilité limitée organized under the laws of Luxembourg (“OPPS” and collectively with EPOF, “OCM”), with registered address of 67 Boulevard Grand-Duchesse Charlotte, L-1331 Luxembourg. OPPS is represented by (i) Mr. Christopher Boehringer, with professional address at 27 Knightsbridge, London SW1X 7LY, United Kingdom, and holder of passport number BC208584, in his capacity as Director, (ii) Mr. Pedro Urquidi, with professional address at 27 Knightsbridge, London SW1X 7LY, United Kingdom, and holder of passport number US 112570956, in his Capacity of Director and (iii) Mr. Jean Fell, with professional address at 65, boulevard Grande Duchesse Charlotte, L-1331 Luxembourg, and holder of identity card number 734040612592, in his Capacity as Director.

III.	SFDS GLOBAL HOLDINGS B.V., a company organized under the laws of the Netherlands (“Smithfield”), with registered address at Naritaweg 165, 1043 BW Amsterdam, The Netherlands. Smithfield is represented by Trust International Management (T.I.M.) B.V.(“TIM BV”) in its capacity as managing director of Smithfield and in its turn is being represented by Maurice Franciscus Selhorst, with professional address at Naritaweg 165, 1043 BW Amsterdam, The Netherlands, and holder of passport with number ND0650793, in his capacity as Managing Director of T.I.M. B.V. and Sylvia Bark, with professional address at Naritaweg 165, 1043 BW Amsterdam, The Netherlands, and holder of passport with number NJ5737299, in her capacity as Attorney in fact A of TIM B.V., who are together duly representing T.I.M. B.V.

IV.	BACARRETO, S.L., a company organized under the laws of Spain (the “Company”), with registered address in Madrid, Calle don Ramón de la Cruz, 17, 1º Izqda. The Company is represented by Mr. Michael Cole, with professional address at 200 Commerce Street, Smithfield, Virginia 23430, USA and passport number US 094088728, in his capacity as sole Director.

Each of the above mentioned persons or entities shall be hereinafter referred to as a “Party” and, jointly, as the “Parties”.

WHEREAS

I.	On August 7, 2006, the Parties entered into that Amended and Restated Contribution Agreement (the “Contribution Agreement”) pursuant to which (i) Smithfield agreed to contribute to Tarvalón S.L. (“Tarvalón”) the FrenchCo Business (as defined in the Contribution Agreement) and the Smithfield Target Debt (as defined in the Contribution Agreement) in exchange for ordinary shares of Tarvalón (the “Tarvalón Shares”), (ii) EPOF agreed to contribute to Tarvalón the EPOF Target Debt (as defined in the Contribution Agreement) in exchange for Tarvalón Shares, (iii) OPPS agreed to contribute to Tarvalón the OPPS Target Debt (as defined in the Contribution Agreement) in exchange for Tarvalón Shares and (iv) Smithfield agreed to sell additional Tarvalón Shares owned by it to each of EPOF and OPPS. Following these transactions, (i) each of EPOF, OPPS and Smithfield contributed their Tarvalón Shares to the Company in exchange for Shares (as defined herein) and (ii) Smithfield agreed to sell additional Shares owned by it to each of EPOF and OPPS.

II.	OCM and Smithfield are the owners of the 100% of the share capital of the Company.

III.	Pursuant to the terms of the Contribution Agreement, each of EPOF, OPPS and Smithfield have agreed to enter into this Earn-Out Agreement (this “Agreement”) pursuant to which each will agree to cause a capital increase in the Company and to subscribe for additional share capital of the Company. Following such subscription, each of the parties will continue to hold their applicable percentage of the Company’s shares (each representing such percentage of the voting and economic rights of the Company) as set forth in paragraph I above.

IV.	In connection with such share capital increase and subscription, OCM shall contribute additional premium to the Company in an additional amount up to €40,000,000 in the aggregate, based upon the Company’s achievement of certain levels of EBITDA (as defined below), as further described in Section 3 below.

The Parties therefore agree as follows:

CLAUSES

1. Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition of the term “Affiliate” and elsewhere herein with respect to any Affiliate of any Person, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

“Additional OCM Contribution” means the contribution referred to in Section 3(b) of this Agreement.

“Business” means the processed meats business carried on by the Company in Europe.

“Capital Increase” means the capital increase of the Company described in Section 2 of this Agreement.

“Company’s Target EBITDA” has the meaning of Section 3(b) of this Agreement.

“Constituent Documents” shall mean the articles of association and bylaws (or similar organizational documents) of any entity.

“EBITDA” means the cumulative earnings of the Company’s operations, as reported in accordance with GAAP, for the Reference Period before deduction of interest, taxes, depreciation and amortization but net of restructuring costs and capital expenditures associated with the restructuring of the Business.

“Final Company EBITDA” means the Company’s aggregate EBITDA over the Reference Period.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any multinational organization, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Premium” means the premium referred to in Section 3(b) of this Agreement.

“Premium Payment” means the aggregate amount, if any, due and payable by OCM to the Company as determined in Section 3(b) of this Agreement.

“Reference Period” means the period beginning on the first day of the Company’s first full fiscal quarter following the date hereof and ending on the last day of the Company’s twelfth full fiscal quarter thereafter (resulting in a period of twelve full fiscal quarters).

“Shareholders” means EPOF, OPPS and Smithfield.

2. Capital Increase.

The Shareholders agree as soon as possible following the third anniversary of the date of this Agreement to, subject to Section 2(d), increase the share capital of the Company, by issuing:

(a) Two ordinary shares (“participación”) of one euro (1 €) of par value and without Premium, that shall be subscribed and fully paid up by Smithfield, and shall grant to its owner all the rights and obligations granted by law and by the By-Laws of the Company.

(b) One ordinary share (“participación”) of one euro (1 €) of par value and with a Premium that shall be calculated according to Section 3 below, that shall be subscribed and fully paid up by EPOF, and shall grant to its owner all the rights and obligations granted by law and by the By-Laws of the Company.

(c) One ordinary share (“participación”) of one euro (1 €) of par value and with a Premium that shall be calculated according to Section 3 below, that shall be subscribed and fully paid up by OPPS, and shall grant to its owner all the rights and obligations granted by law and by the By-Laws of the Company.

(d) The ordinary shares issued to Smithfield and OCM, respectively, shall be of the same class and character and will grant its holder the same rights and obligations.

(e) In the event that no Premium would be due pursuant to Section 3(b), the Shareholders shall not be required to effect any Capital Increase.

3. Premium (Earn-Out Payment).

(a) Calculation of EBITDA. As soon as possible following the end of the Reference Period the Company shall calculate the Final Company EBITDA over the Reference Period.

If Smithfield, OCM and the Company are unable to agree upon the calculation of the Final Company EBITDA, an accounting firm mutually acceptable to Smithfield, OCM and the Company shall be appointed (the “Independent Accounting Firm”) to resolve such dispute. If Smithfield, OCM and the Company cannot mutually agree on the selection of the Independent Accounting Firm, Smithfield, OCM (acting as one party) and the Company shall submit to such other Person’s independent accountants the name of an accounting firm nationally recognized in the United States which does not at the time and has not in the prior two (2) years provided audit or other attestation services to any of OCM, Smithfield Foods, Inc. or the Company or any of their respective Affiliates, and the Independent Accounting Firm shall be selected by lot from these three (3) firms by the independent accountants of Smithfield, OCM and the Company.

Each of Smithfield, OCM and the Company and their respective independent accountants shall give the Independent Accounting Firm reasonable access, during normal business hours upon reasonable notice, to the properties, books, records and personnel of the Company for purposes of calculating the Final Company EBITDA. Smithfield, OCM and the Company will each submit to the Independent Accounting Firm a written statement setting forth such party’s calculation of the Final Company EBITDA. The Independent Accounting Firm will select one, and only one, party’s calculation as the Final Company EBITDA. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the calculations to it and, in any case, as promptly as practicable after such submission and the Independent Accounting Firm’s determination of the Final Company EBITDA shall be final and binding on the parties. Any expenses relating to the engagement of the Independent Accounting Firm shall be paid pro rata by each of the parties whose proposed calculation of the Final Company EBITDA was not chosen by the Independent Accounting Firm as the Final Company EBITDA. Each party shall pay all advisors’ fees, charges and expenses incurred by such party in connection with the dispute.

(b) Determination of the Premium.

(i) In the event that the Final Company EBITDA exceeds the Company’s Target EBITDA (as set forth in the table below), EPOF and OPPS shall pay to the Company an aggregate Premium (plus any applicable “equity contribution” tax in an amount not to exceed one percent (1%) of the Premium) (collectively, the “Additional OCM Contribution”)as allocated between them pursuant to Section 3(b)(ii) below, for the ordinary shares (“participaciones”) referred to in Section 2(b) and 2(c), as determined in accordance with the following table:

Company’s Target EBITDA	Premium

Less than €260,000,000	No Premium due and payable
€260,000,000 or more, but less than €280,000,000	€14,000,000
€280,000,000 or more, but less than €300,000,000	€28,000000
€300,000,000 or more	€40,000,000

provided that, OCM and the Company hereby agree to negotiate, in consultation with Smithfield, in good faith, to make any adjustments in the Company’s Target EBITDA set forth above to the extent any such adjustment may be necessary to reflect any acquisition, disposition or restructuring affecting the Company’s operations.

(ii) EPOF shall be obligated to pay to the Company sixty-eight and sixty-two hundreths percent (68.62%) of any Premium and OPPS shall be obligated to pay to the Company thirty-one and thirty-eight hundreths percent (31.38%) of any Premium. Notwithstanding the foregoing, the obligations of each of EPOF and OPPS to pay to the Company the Additional OCM Contribution, plus all accrued and unpaid interest thereon, shall be the joint and several obligations of such parties.

4. Interest Rate. The Premium shall be deemed to bear interest from the date hereof until paid in full at a rate of 4.0% per annum, compounded annually. Such interest shall be due and payable pursuant to the terms of Section 5 of this Agreement. If an Event of Default shall occur, then all amounts then outstanding under the Premium shall thereafter bear interest at 3.0% plus the rate otherwise in effect immediately upon such Event of Default. Accrued interest shall be computed for actual days elapsed on the basis of a year of 365 days.

5. Payments. The outstanding sum of the applicable Premium plus all accrued and unpaid interest thereon shall be due and payable promptly after the determination of the Premium, but in any event no later than ten (10) days after the final determination of the Final Company EBITDA pursuant to Section 3(a). For the avoidance of doubt, neither EPOF nor OPPS shall be obligated to pay the Premium until the shareholders of the Company have approved a resolution authorizing the Capital Increase. Each of EPOF and OPPS shall vote in favor of the resolution authorizing the Capital Increase.

6. Prepayment. At any time prior to the calculation of the Final Company EBITDA, if the Company and OCM agree on the value of the Premium for the purposes of prepayment, the Capital Increase shall be carried out as soon as possible and neither EPOF nor OPPS shall have any obligation pursuant to Section 3 or Section 5 to pay any additional amount as Premium.

7. Representations and Warranties.

(a) EPOF represents and warrants that:

(i) Organization. EPOF is a société à responsibilité limitée duly organized, validly existing and in good standing under the laws of Luxembourg and has full power to enter into this Agreement and to perform its obligations hereunder.

(ii) Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by EPOF of this Agreement, and of all of the documents and instruments required hereby from EPOF, are within the power of EPOF and have been duly authorized by all necessary action of EPOF. This Agreement has been duly executed and delivered by EPOF. This Agreement is, and the other documents and instruments required hereby to which EPOF is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of EPOF, enforceable against EPOF in accordance with their respective terms.

(iii) No Violation or Conflict by EPOF. The execution, delivery and performance of this Agreement by EPOF, and the consummation of the transactions contemplated herein, do not and will not (a) conflict with or violate any Law, judgment, order or decree binding on EPOF or the Constituent Documents of EPOF or (b) constitute a violation or breach of any material contract or agreement to which EPOF is a party or by which it is bound.

(b) OPPS represents and warrants that:

(i) Organization. OPPS is a société à responsibilité limitée duly organized, validly existing and in good standing under the laws of Luxembourg and has full power to enter into this Agreement and to perform its obligations hereunder.

(ii) Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by OPPS of this Agreement, and of all of the documents and instruments required hereby from OPPS, are within the power of OPPS, and have been duly authorized by all necessary action of OPPS. This Agreement has been duly executed and delivered by OPPS. This Agreement is, and the other documents and instruments required hereby to which OPPS is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of OPPS, enforceable against OPPS in accordance with their respective terms.

(iii) No Violation or Conflict by OPPS. The execution, delivery and performance of this Agreement by OPPS, and the consummation of the transactions contemplated herein, do not and will not (a) conflict with or violate any Law, judgment, order or decree binding on OPPS or the Constituent Documents of OPPS or (b) constitute a violation or breach of any material contract or agreement to which OPPS is a party or by which it is bound.

8. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) Failure to Pay. EPOF’s or OPPS’s failure, as applicable, to subscribe for the one ordinary share (“participación”) referred to in Section 2(b) or Section 2(c), as applicable, and to pay their ratable share of the Premium (if any) together with any interest thereon when due in accordance with Section 4 of this Agreement; provided, that each of EPOF and OPPS shall have ten (10) days to cure such failure.

(b) Involuntary Bankruptcy or Receivership Proceedings. A receiver, conservator, liquidator or trustee of either EPOF or OPPS or of any of their respective properties is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against either EPOF or OPPS under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect; or either EPOF or OPPS is adjudicated bankrupt or insolvent; or any material portion of the properties of either EPOF or OPPS is sequestered by court order and such order remains in effect for more than fifty (50) days after either EPOF or OPPS, as the case may be, obtains knowledge thereof; or a petition is filed against either EPOF or OPPS under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within sixty (60) days.

(c) Voluntary Petitions. Either of EPOF or OPPS filing a petition or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any such case or petition against it under any such law.

(d) Assignments for Benefit of Creditors. Either of EPOF or OPPS making a general assignment for the benefit of its creditors, or admission in writing of its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of all or any part of its property.

9. Remedies Upon Default. Upon the occurrence of an Event of Default hereunder (unless such Event of Default is waived or deferred at the option of the Company) either, at the option of the Company:

(a) each of EPOF or OPPS, if either or both has not done so, shall collectively subscribe for and fully pay up the ordinary share (“participaciónes”) that a defaulting party agreed to subscribe for pursuant to Sections 2(b) or 2(c), with the portion of the Premium allocable to such share as calculated in accordance with Section 3(b) (plus the allocable portion of any applicable “equity contribution” tax in an amount not to exceed one percent (1%) of the Premium), together with the allocable portion of any and all interest due on the Premium (including default interest from the date of such Event of Default) in satisfaction of such parties’ obligations pursuant to this Agreement.

(b) to the extent that EPOF or OPPS, as applicable, has not subscribed for the ordinary share (“participación”) such party agreed to subscribe for pursuant to Section 2(b) or 2(c), then as applicable, (i) EPOF shall transfer to the Company for redemption a number of shares (“participaciones”) of the Company having a value equal to EPOF’s allocable portion of the Premium due pursuant to Section 3(b) of this Agreement plus any applicable interest payable with respect to such allocable portion (including default interest from the date of such Event of Default) in satisfaction of EPOF’s obligations pursuant to this Agreement or (ii) OPPS shall transfer to the Company for redemption a number of shares (“participaciones”) of the Company having a value equal to OPPS’s allocable portion of the Premium due pursuant to Section 3(b) of this Agreement plus any applicable interest payable with respect to such allocable portion (including default interest from the date of such Event of Default) in satisfaction of OPPS’s obligations pursuant to this Agreement.

Any delay by the Company in exercising or any failure of the Company to exercise the aforesaid remedies with respect to an Event of Default shall not constitute a waiver of its right to exercise such remedies with respect to that or any subsequent Event of Default.

10. No Setoff or Waiver. No setoff, claim, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature that either EPOF or OPPS has or may have against the Company (other than the defense of payment) shall be available against the Company in any suit or action brought by the Company to enforce this Agreement. The foregoing shall not be construed as a waiver by either of EPOF or OPPS of any rights or claims that EPOF or OPPS may have against the Company, but any recovery upon such rights and claims shall be had from the Company separately, it being the intent of this Agreement that OCM shall be obligated to pay, absolutely and unconditionally, all amounts due hereunder.

11. Waiver of Jury Trial. EACH OF THE COMPANY, EPOF AND OPPS IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREIN, AND EPOF AND OPPS FURTHER WAIVE ANY RIGHT TO FILE ANY COUNTERCLAIM AS PART OF ANY ACTION OR PROCEEDING FILED OR MAINTAINED BY THE COMPANY TO COLLECT ANY AMOUNT OF PREMIUM OR INTEREST DETERMINED TO BE PAYABLE HEREUNDER, AT LAW, IN EQUITY OR OTHERWISE.

12. Collection Costs and Expenses. EPOF and OPPS shall pay all reasonable and documented costs, fees and expenses (including court costs and reasonable attorneys’ fees) incurred by the Company in collecting or attempting to collect any amount that becomes due hereunder or in seeking legal advice with respect to any amendment or modification hereof, any such collection or an Event of Default hereunder.

13. Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

(i)	if to Smithfield:

SFDS Global Holdings BV
c/o Smithfield Foods, Inc.
499 Park Avenue
6th Floor
New York, New York 10022
Telecopy: (212) 758-8421
Attention: Richard J. M. Poulson,
Executive Vice President,
Senior Advisor to the Chairman
andGeneral Counsel

with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219
Telecopy: (804) 788-8218
Attention: Gary E. Thompson

(ii)	if to the Company:

Bacarreto, S.L.
Calle Don Ramón de la Cruz
17, 1[0] Izquierda, Madrid, Spain

with a copy to:

Cuatrecasas
C/ Velazquez, 63-228001 Madrid, Spain
Telecopy: 011 34 915 247 154
Attention: Pere Kirchner

(iii)	if to EPOF:	OCM Luxembourg EPOF Meats Holdings SARL
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg
Telecopy: 00 352 264 582 94
Attention: Justin Bickle
Szymon Dec

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telecopy: 212-735-2000
Attention: Eileen T. Nugent

(iv)	if to OPPS:	OCM Luxembourg OPPS Meats Holdings SARL
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg
Telecopy: 00 352 264 582 94
Attention: Pedro Urquidi
Chris Boehringer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telecopy: 212-735-2000
Attention: Eileen T. Nugent

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 13 designate another address or Person for receipt of notices hereunder.

14. Amendment and Waiver. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the parties hereto. Any such amendment, supplement, modification, waiver or consent shall be binding upon the parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

15. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of EPOF, OPPS and the Company, and their respective successors and assigns; provided, however, that (i) neither EPOF nor OPPS may assign or delegate any obligations hereunder, by operation of law or otherwise, to any person or entity without the prior written consent of the Company and (ii) the Company may not assign this Agreement or the right to payment under this Agreement to any person without the prior written consent of each of EPOF and OPPS.

17. Payments. All payments due hereunder shall be made in immediately available funds.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Spain. The parties hereto irrevocably submit to the exclusive jurisdiction of the court sitting in the City of Madrid (Spain) over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19. Survival. All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the disbursement of any amounts hereunder.

20. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

OCM LUXEMBOURG EPOF
MEATS HOLDINGS SARL a société à responsibilité limitée organized under the laws of Luxembourg

/s/ Justin Bickle
Director

/s/ Jean Fell
Director

Director

OCM LUXEMBOURG OPPS
MEATS HOLDINGS SARL a société à responsibilité limitée organized under the laws of Luxembourg

/s/ Jean Fell
Director

/s/ Christopher Boehringer
Director

/s/ Pedro Urquidi
Director

BACARRETO, S.L.
a company organized under the laws of Spain

/s/ Michael H. Cole
Name:
Its:

SFDS GLOBAL HOLDINGS BV a company organized under the laws of the Netherlands

	By:	Trust International Management
(T.I.M.) B.V.
	Its:	Managing Director

/s/ M.F. Selhorst
	Name:	M.F. Selhorst
	Its:	Managing Director

/s/ S.R. Bark
	Name:	S.R. Bark
	Its:	Attorney-in-Fact